Exhibit 9
PLAINSCAPITAL BANK - LOAN NO. 1960269

THIRD AMENDMENT TO CREDIT AGREEMENT
AND MODIFICATION OF NOTE

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND MODIFICATION OF NOTE (this "Amendment") dated as of SEPTEMBER 28, 2012 (the "Effective Date"), is by and among CONTRAN CORPORATION ("Contran"); the institutions named herein as lenders (individually a "Lender" and collectively the "Lenders"); and PLAINSCAPITAL BANK, in its capacity as agent for the Lenders (the "Administrative Agent") and as the L/C issuer, sole lead arranger and bookrunner for the credit facilities described in this Agreement (defined below).

RECITALS

A.           Contran, the Lenders and Administrative Agent entered into that certain CREDIT AGREEMENT dated as of OCTOBER 2, 2009 (as amended, renewed and restated from time to time, the "Agreement"), pursuant to which the Lenders agreed to make certain credit facilities available to Contran on the terms and conditions set forth therein.

B.           The Lenders have agreed to extend revolving credit to Contran, and the L/C Issuer has agreed to provide a letter of credit subfacility to Contran, in each case as more particularly set forth in this Agreement. The Lenders have agreed to increase the Aggregate Commitments to NINETY MILLION AND N0/100 DOLLARS ($90,000,000) as of the Effective Date.

C.           Contran has executed and delivered to Administrative Agent (in Administrative Agent's capacity as a Lender) that certain PROMISSORY NOTE dated as of OCTOBER 2, 2009 in the original notational amount of SEVENTY MILLION AND N0/100 DOLLARS ($70,000,000) (as amended, renewed and restated from time to time, the "PCB Note").

D.           Guarantor (as defined on the signature page hereto), Administrative Agent and First Southwest Company ("First Southwest") entered into that certain SECURITIES ACCOUNT CONTROL AGREEMENT dated as of AUGUST 24, 2010 (as amended, renewed, or restated from time to time, the "Control Agreement"), in order to establish First Southwest as a custodian of certain pledged collateral of Guarantor securing the credit facilities under the Agreement.

E.           The parties desire to amend the Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

l.           Definitions.  Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby. The following definitions, as set forth in Section 1.1 of the Agreement, are hereby amended in their entirety to read as follows:

"Aggregate Commitments" mean the Commitments of all of the Lenders, as the same may be adjusted from time to time pursuant to the terms of this Agreement. As of SEPTEMBER 28, 2012, the Aggregate Commitments shall be NINETY MILLION AND N0/100 DOLLARS ($90,000,000).

"Base Interest Rate" means the greater of (a) the Prime Rate, or (b) THREE AND ONE QUARTER OF ONE PERCENT (3.25%).

2.           Amendment of Section 2.2 of the Agreement.  Section 2.2 of the Agreement is hereby amended in its entirety to read as follows:

THIRD AMENDMENT TO CREDIT AGREEMENT AND MODIFICATION OF NOTE - PAGE 1
PLAINSCAPITAL BANK - CONTRAN CORPORATION

2.2           Commitment Amount: Maximum Outstanding Amount.  The Commitments of the Lenders with respect to the Revolving Credit Facility are set forth in Schedule 2.2 to this Agreement. As of SEPTEMBER 28, 2012, the Aggregate Commitments shall be NINETY MILLION AND N0/100 DOLLARS ($90,000,000). The maximum amount of Loans that may be outstanding to Contran under the Revolving Credit Facility at any time (after giving effect to all requested Loans) is the lesser of (a) the Aggregate Commitments at the time in question minus the Outstanding Amount of L/C Obligations at the time in question, or (b) the Available Collateral Amount minus the Outstanding Amount of L/C Obligations at the time in question. If the amount outstanding with respect to the Revolving Credit Facility at any time exceeds the lesser of the amounts specified in the preceding sentence (each such date being a "Call Date"), Contran shall, within FIVE (5) Business Days of a Call Date, (a) pay the Administrative Agent (for distribution to the Lenders in accordance with their Applicable Percentages) an amount equal to such excess (such amount being the "Excess Amount"), or (b) cause Additional Security to be pledged to Administrative Agent having an Available Collateral Amount equal to or in excess of such Excess Amount (and Contran's failure to make such payment or to cause such Additional Security to be pledged shall constitute an Event of Default).

Schedule 2.2 is amended in its entirety to read as read as set forth of Schedule 2.2 to this Amendment.

3.           Amendment of Section 2.8 of the Agreement.  Section 2.8 of the Agreement is hereby amended in its entirety to read as follows:

2.8           Maturity Date of the Revolving Credit Facility. On the earlier of (a) SEPTEMBER 27, 2013, or (b) acceleration of the Obligations following an Event of Default, if any, under this Agreement, the Commitments shall terminate. The earlier of the dates specified in the preceding sentence of this Agreement is referred to in this Agreement as the "Maturity Date."  On the Maturity Date, Contran shall be obligated to pay in full the entire balance of principal, interest, fees, and (except as specified in the following sentence) all other Obligations owed pursuant to the Notes, this Agreement, and the other Loan Documents. Notwithstanding the foregoing, amounts owed in respect of any Letter of Credit with an expiration date after the Maturity Date that are secured by cash collateral in accordance with the provisions of Section 3.11 or Section 3.12 of this Agreement shall be paid in accordance with the Issuer Documents and this Agreement.

4.           Modification of PCB Note.  As of the Effective Date, the notational amount of the PCB Note is increased from SEVENTY MILLION AND N0/100 DOLLARS ($70,000,000) to NINETY MILLION AND N0/100 DOLLARS ($90,000,000).

5.           Conditions Precedent.  The obligations of the Lenders and Administrative Agent under this Amendment shall be subject to the condition precedent that (a) Contran shall have executed and delivered to Lender this Amendment and such other documents and instruments incidental and appropriate to the transaction provided for herein as any Lender, Administrative Agent or their counsel may reasonably request, and (b) Guarantor shall have deposited into the Collateral Account (as such term is defined in the Control Agreement) an additional FOUR MILLION (4,000,000) shares of TIMET Stock, which shares shall be subject to the lien and security interest in favor of Administrative Agent for the benefit of the Lenders.

6.           Ratifications.  Except as expressly modified and superseded by this Amendment, the Loan Documents are ratified and confirmed and continue in full force and effect. The terms, conditions and provisions of the Loan Documents (as the same may have been amended, modified or restated from time to time) are incorporated herein by reference, the same as if stated verbatim herein. The Loan Documents, as modified by this Amendment, continue to be legal, valid, binding and enforceable in accordance with their respective terms. Without limiting the generality of the foregoing, Contran and Guarantor hereby ratifies and confirms that all liens heretofore granted to Administrative Agent, on behalf of the Lenders, were intended to, do and continue to secure the full payment and performance of the Obligations. Contran and Guarantor agree to perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, modifications or agreements to any of the foregoing, and such other agreements, documents and instruments as Administrative Agent may reasonably request in order to perfect and protect those liens and preserve and protect the rights of Administrative Agent and the Lenders in respect of all present and future collateral.

THIRD AMENDMENT TO CREDIT AGREEMENT AND MODIFICATION OF NOTE - PAGE 2
PLAINSCAPITAL BANK - CONTRAN CORPORATION

7.           Representations, Warranties and Confirmations.  Contran and Guarantor hereby represent and warrant to each Lender and Administrative Agent that (a) this Amendment and the other Loan Documents have been duly executed and delivered by Contran and Guarantor, are valid and binding upon Contran and Guarantor and are enforceable against Contran and Guarantor in accordance with their terms, except as limited by any applicable bankruptcy laws, (b) no action of, or filing with, any governmental authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Contran or Guarantor of this Amendment or any other Loan Document, and (c) the execution, delivery and performance by Contran or Guarantor of this Amendment and any other Loan Documents do not require the consent of any other person and do not and will not constitute a violation of any laws, agreements or understandings to which Contran or Guarantor is a party or by which Contran or Guarantor is bound.

8.           Multiple Counterparts.  This Amendment may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. Signature pages to this Amendment may be detached from multiple separate counterparts and attached to the same document and a telecopy or other facsimile of any such executed signature page shall be valid as an original.

9.           Reference to Agreement.  Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof containing a reference to the Agreement shall mean and refer to the Agreement as amended hereby.

10.           Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

11.           Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

12.           Release and Indemnification.  As a material inducement to each Lender and Administrative Agent to enter into this Amendment, Contran hereby fully, finally, and absolutely and forever releases and discharges each Lender and Administrative Agent and its present and former directors, shareholders, officers, employees, agents, representatives, successors and assigns, and their separate and respective heirs, personal representatives, successors and assigns, from any and all actions, causes of action, claims, debts, damages, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity of Contran, whether now known or unknown to Contran, and whether contingent or matured (a) in connection with any and all obligations owed or owing to the Lender under or in respect of the Agreement, the Loan Documents, or the actions or omissions of Lender in respect of the Agreement and the Loan Documents; and (b) arising from events occurring prior to the date of this Amendment.

13.           Federal Small Business Certification.  Contran represents, warrants and certifies that none of the principals of Contran or Contran's Affiliates have been convicted of, or pleaded nolo contendre to, any offense covered by 42 U.S.C. §16911(7). For purposes of this Section, the term "principal" means: (a) with respect to a sole proprietorship, the proprietor; (b) with respect to a partnership, each managing partner and each partner who is a natural person and holds a TWENTY PERCENT (20.00%) or more ownership interest in the partnership; and (c) with respect to a corporation, limited liability company, association or development company, each director, each of the FIVE (5) most highly compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of TWENTY PERCENT (20.00%) or more of the ownership stock or stock equivalent of the entity.

NOTICE OF FINAL AGREEMENT

THE AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

THIRD AMENDMENT TO CREDIT AGREEMENT AND MODIFICATION OF NOTE - PAGE 3
PLAINSCAPITAL BANK - CONTRAN CORPORATION

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

THIRD AMENDMENT TO CREDIT AGREEMENT AND MODIFICATION OF NOTE - PAGE 4
PLAINSCAPITAL BANK - CONTRAN CORPORATION

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the Effective Date.

PLAINSCAPITAL BANK,
as Administrative Agent and as a Lender

By:           /s/ Ronald C. Berg
Ronald C. Berg
President — Turtle Creek/Dallas

CONTRAN CORPORATION

By:           /s/ John A. St. Wrba
John A. St. Wrba
Vice President and Treasurer

CONSENT TO AND CONFIRMATION OF GUARANTY

To induce Lender to executed the foregoing Amendment, the undersigned guarantor ("Guarantor") (a) agrees and consents to the execution and delivery of the Agreement and the terms thereof; (b) ratifies and confirms that all guaranties and assurances granted, conveyed or otherwise provided to Lender under the Loan Documents, including, but not limited to that certain GUARANTY AGREEMENT dated as of OCTOBER 2, 2009 (as the same may have been amended, modified or restated from time to time, the "Guaranty"), are not released, diminished, impaired, reduced, or otherwise adversely affected by the Amendment; (c) confirms and agrees that the Guaranty continues to guarantee and assure the payment and performance of Indebtedness in accordance with its terms; (d) agrees to perform such acts and duly authorize, execute, acknowledge and deliver such additional guarantees, assurances and other documents, instruments and agreements as Lender may reasonably deem necessary or appropriate in order to create, perfect, preserve and protect those guaranties and assurances; and (e) waives notice of acceptance of this consent and confirmation, which consent and confirmation binds Guarantor and Guarantor's successors and assigns and inures to Lender and its successors and assigns. The terms, conditions and provisions of the Guaranty (as the same may have been amended, modified or restated from time to time) are incorporated herein by reference, as if stated verbatim herein.

Guarantor acknowledges and agrees that (a) notwithstanding the conditions to effectiveness set forth in this Amendment, Guarantor is not required by the terms of the Agreement or any other Loan Document to consent to the Amendment, and (b) nothing in the Amendment, or any other Loan Document shall be deemed to require the consent of Guarantor to any future waivers, amendments or modifications to the Loan Documents.

EXECUTED as of the Effective Date.

VALHI HOLDING COMPANY

By:           /s/ John A. St. Wrba
John A. St. Wrba
Vice President and Treasurer

THIRD AMENDMENT TO CREDIT AGREEMENT AND MODIFICATION OF NOTE - PAGE 5
PLAINSCAPITAL BANK - CONTRAN CORPORATION

SCHEDULE 2.2

COMMITMENTS OF THE LENDERS

	Commitments	Applicable Percentage

PlainsCapital Bank	$90.000.000	100.000000

Total Commitments	$90,000,000	100.000000

THIRD AMENDMENT TO CREDIT AGREEMENT AND MODIFICATION OF NOTE - PAGE 6
PLAINSCAPITAL BANK - CONTRAN CORPORATION